Exhibit 10.4

ANALOGIC CORPORATION

SEVERANCE PLAN FOR MANAGEMENT EMPLOYEES

As Amended and Restated, Effective As Of

December 31, 2008

ANALOGIC CORPORATION

SEVERANCE PLAN FOR MANAGEMENT EMPLOYEES

ARTICLE VII – WARN		9

ARTICLE VIII - FUNDING		9

ARTICLE IX – PLAN ADMINISTRATION AND FIDUCIARY		10

9.1	NAMED FIDUCIARY	10
9.2	PLAN ADMINISTRATION	10
9.3	DELEGATION OF DUTIES	11
9.4	INDEMNIFICATION	11
9.5	FIDUCIARY DUTIES AND RESPONSIBILITIES	11

ARTICLE X – CLAIMS PROCEDURE		11

10.1	CLAIMS PROCEDURE	11
10.2	REVIEW OF DENIED CLAIM	12
10.3	DECISION ON REVIEW	12
10.4	NOTIFICATION OF DECISION ON REVIEW	12

ARTICLE XI – AMENDMENT AND TERMIANTION		13

11.1	AMENDMENT	13
11.2	TERMINATION	13

ARTICLE XII – MISCELLANEOUS		13

12.1	EXCLUSIVE BENEFIT	13
12.2	NON-ALIENATION OF BENEFITS	13
12.3	LIMITATION OF RIGHTS	14
12.4	GOVERNING LAWS AND JURISDICTION AND VENUE	14
12.5	SEVERABILITY	14
12.6	CONSTRUCTION	14
12.7	TITLES	14
12.8	EXPENSES	14

ARTICLE XIII – EFFECTIVE DATE		14

ii

ANALOGIC CORPORATION

SEVERANCE PLAN FOR MANAGEMENT EMPLOYEES

Analogic Corporation (the “Employer”) hereby adopts the Analogic Corporation Severance Plan for Management Employees (the “Plan”), effective as of January 1, 2006 as amended and restated effective December 31, 2008. All prior existing severance pay plans, programs or practices applicable to Eligible Management Employees, whether formal or informal, are hereby expressly superseded by this Plan as applicable to Eligible Management Employees.

ARTICLE I

Purpose

The purpose of the Plan is to grant severance benefits to Eligible Management Employees of the Employer whose employment with the Employer is terminated under the circumstances described herein. This Plan is intended to constitute an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, and is intended to be exempt from the requirements under Section 409A of the Code.

This Plan is a “Welfare Program” as defined in the Analogic Corporation Welfare Benefit Plan (the “Welfare Benefit Plan”).

ARTICLE II

Definitions

2.1 “Compensation” means the Participant’s rate of regular annual base pay, determined as of the date of the Eligible Management Employee’s Notice of Job Elimination. Compensation does not include bonuses, overtime, commissions, shift differential pay, incentive pay, and the value of any employee benefits.

2.2 “Cause” or “For Cause” means:

(a) the Eligible Management Employee is convicted of a felony or misdemeanor involving fraud, dishonesty or moral turpitude, or

(b) the Eligible Management Employee, in carrying out his duties, acts or fails to act in such a manner which is determined in the sole discretion of the Employer’s Board of Directors to be:

(i) willful gross neglect, and/or

(ii) willful gross misconduct

resulting, in either case, in harm to the Employer unless such act, or failure to act, was believed by the Eligible Management Employee, in reasonable good faith, to be in the best interest of the Employer.

2.3 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.4 “Eligible Management Employee” means any one of the following:

(a) the President and Chief Executive Officer of the Employer,

(b) a designated corporate officer of the Employer, or

(c) other designated officers of the Employer to include:

(i) divisional, operations, technical and administrative officers of the Employer, and

(ii) presidents/general managers of subsidiary corporations of the Employer.

All of the above Eligible Management Employees will occupy a position with an executive salary grade above E08.

2.5 “Employee” means each individual who is a common law employee of the Employer. The term Employee does not include temporary employees as defined in the Analogic 401(k) Plan, independent contractors (even if the Internal Revenue Service characterizes or recharacterizes such person as an employee), leased employees within the meaning of Section 414(n)(2) or Section 414(o)(2) of the Code, or non-resident aliens.

2.6 “Employer” means Analogic Corporation, a Massachusetts corporation, and any entity which succeeds to the business and assumes the obligations of the Employer hereunder.

2.7 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.8 “Job Elimination” means an involuntary termination of employment including, but not limited to, termination of employment on account of changes in the Employer’s operations or organization, reorganizations, staffing changes, job elimination, or job force reductions, as determined by the Employer in its sole discretion.

Notwithstanding anything to the contrary contained herein, Job Elimination shall not result:

(a) from an Eligible Management Employee’s termination of employment on account of voluntary resignation, retirement or death prior to provision of a Notice of Job Elimination;

(b) if the Employer or a Participating Employer has offered the Eligible Management Employee a comparable replacement position (as determined by the Employer, in its sole and absolute discretion, taking into account the similarity of duties, similarity of exempt status and salary range; provided that a new position will not be considered “comparable” if it is not within reasonable commuting distance from the Eligible Management Employee’s home, offers a salary significantly less than the Eligible Management Employee’s former position, or is of a grade more than one grade below the Eligible Management Employee’s former position);

(c) if the Eligible Management Employee’s employment is terminated For Cause;

(d) if, following the sale or outsourcing of any portion of the Employer, an Eligible Management Employee is offered by the successor organization a position at a base compensation rate not significantly lower than that for the Eligible Management Employee’s former position, or of a grade not more than one grade lower than the Eligible Management Employee’s former position;

(e) from the Eligible Management Employee’s failure to return to work within the time required following an approved leave of absence;

(f) from a change in employment that results from a natural disaster, unforeseeable governmental action, act of war, or other similar unanticipated business disaster; or

(g) from a voluntary transfer of employment between the Employer and any Participating Employer.

2.9 “Notice of Job Elimination” means a written notice provided by the Employer to an Eligible Management Employee informing that employee of a Job Elimination.

2.10 “Notice Period” means the sixty (60) day period beginning on the day immediately following the date the Employer provides a Notice of Job Elimination, or on such other date as the Employer shall determine in its sole discretion. In no event may the Notice Period end prior to the Return Date. In the event of any material change in the Notice of Job Elimination, a new Notice Period must begin on the day immediately following the date the Employer provides a revised Notice of Job Elimination reflecting the material change. However, if the Employer and the Eligible Management Employee agree, the prior Notice Period may continue to apply.

2.11 “Notice Period Date” means the first day of any Notice Period.

2.12 “Participant” means any Eligible Management Employee who has been provided a Notice of Job Elimination and who satisfies the requirements of Section 6.1.

2.13 “Participating Employer” means the term as it is defined in the Welfare Benefit Plan.

2.14 “Payment Commencement Date” means the first payroll date following the later of (i) the Return Date and (ii) the end of the Revocation Period, if applicable.

2.15 “Plan” means the Analogic Corporation Severance Plan for Management Employees as set forth herein and as it may be amended from time to time.

2.16 “Plan Administrator” means the Employer or such other individual, committee or firm as the Employer shall designate from time to time.

2.17 “Plan Year” means the twelve (12) consecutive month period beginning January 1 and ending December 31.

2.18 “Return Date” means the date by which an Eligible Management Employee must sign and return a Severance Agreement including a release of claims in order to obtain Severance Benefits. Except as otherwise determined by the Employer in its sole discretion, or otherwise required by law, the Return Date is the date twenty one (21) calendar days following the date the Participant is provided with a Notice of Job Elimination; provided however that:

(a) if the twenty-first calendar day is not a business day, the Return Date will be on the next business day;

(b) if the Eligible Management Employee is at least forty years old, and the Job Elimination and/or the Voluntary Separation Program affects two or more Eligible Management Employees, the Return Date will be on the forty-fifth (45) calendar day following the date the Eligible Management Employee is provided with a Notice of Job Elimination (or the next business day if the forty-fifth calendar day is not a business day);

(c) if the Eligible Management Employee is under forty years old and is otherwise entitled, under applicable state or local fair employment practice law, to more than twenty-one (21) calendar days in which to consider whether to execute a Severance Agreement, the Return Date will be a date determined by reference to applicable state or local fair employment practices law; and

(d) if the WARN Act applies, the Return Date will be on the sixtieth (60) calendar day following the date the Participant is provided with a Notice of Job Elimination (or the next business day if the sixtieth (60) calendar day is not a business day).

A Severance Agreement returned to the Employer that is signed and physically received by the Return Date, or, if mailed, is addressed properly for delivery, postmarked by the United States Postal Service no later than the Return Date, and actually received by the Employer no later than 10 calendar days from the Return Date, will be considered timely. Severance Agreements which are not timely signed and/or returned as provided herein will not be accepted by the Employer, unless the Employer decides to accept it on a case-by-case basis, in its sole discretion.

2.19 “Revocation Period” means the seven calendar day (or other longer legally required calendar day) period immediately following the date the Eligible Management Employee signs the Severance Agreement during which an Eligible Management Employee who is either: (i) at least forty (40) years old; or (ii) is under forty (40) years old and is employed in a state that requires a specific Revocation Period, may revoke his or her signed Severance Agreement. To be effective, a written request to revoke must be received by the Employer (as defined by applicable law) no later than 5:00 p.m. EST on the seventh calendar day (or other longer period required by law) from the date the Eligible Management Employee signed the Severance Agreement or, if mailed, be postmarked no later than the seventh calendar day (or other longer period required by law) from the date the Eligible Management Employee signed the Severance Agreement.

2.20 “Severance Agreement” means a written agreement in a form provided by the Employer, in its sole discretion, by which an Eligible Management Employee agrees to waive and release the Employer from all legal claims the Eligible Management Employee may have against the Employer in exchange for payment of Severance Benefits. To be effective, a Severance Agreement must be signed and returned to the Employer by the Return Date (and not be revoked during any applicable Revocation Period). Severance Agreements are not required to be identical among Eligible Management Employees.

2.21 “Severance Benefits” means benefits provided for in this Plan pursuant to Section 6.2. The Severance Benefits that a Participant may receive are net amounts from which applicable taxes, withholding and appropriate deductions have been taken, and including but not limited to deduction of any outstanding amount owed to the Employer by the Participant regardless of the reason for or source of the amount due.

2.22 “Severance Period” means the period of time commencing on the Payment Commencement Date during which a Participant receives Severance Benefits pursuant to Section 6.2.

2.23 “Termination Date” means the last day that the Eligible Management Employee is employed by the Employer which day is the last day of the Notice Period, except as otherwise provided in Section 5.2.

2.24 “Voluntary Separation Program” means a program of limited time duration under which an Eligible Management Employee is permitted to voluntarily separate from employment with the Employer, thereby receiving certain associated benefits, including eligibility to participate in this Plan. In the Employer’s sole and absolute discretion, Eligible Management Employees in certain job groups, job descriptions or job categories may not be considered eligible to request participation in the Voluntary Separation Program. Even for Eligible Management Employees eligible to participate in the Voluntary Separation Program, their actual participation is not guaranteed and the Employer may, in its sole and absolute discretion, deny an Eligible Management Employee’s request for participation.

2.25 “WARN” or “WARN Act” means the Worker Adjustment Retraining and Notification Act, as amended, and any applicable state plant or facility closing or mass layoff law.

ARTICLE III

Participation

An Eligible Management Employee becomes eligible to participate in the Plan as of the date the Eligible Management Employee is provided with a Notice of Job Elimination.

ARTICLE IV

Effect On Other Benefits

Eligibility for other employee benefits (e.g., health and life insurance) will cease in accordance with the terms of the respective plans.

ARTICLE V

Notice Period, Severance Period, and Acceleration of Termination Date

5.1 Notice Period. During the Notice Period, Eligible Management Employees are required to report to work unless notified otherwise. Also, during the Notice Period, all of the Employer’s policies and procedures that applied to Eligible Management Employees before receiving the Notice of Job Elimination continue in full force and effect and Eligible Management Employees remain subject to those policies and procedures. Eligible Management Employees will continue to receive Compensation, participate in certain employee benefits during the Notice Period as though working pursuant to their regular schedule, in accordance with the Employer’s policies and procedures and the terms of the applicable plans.

In the event WARN applies, the provisions in Article VII shall apply.

5.2 Acceleration of Termination Date. The Termination Date will be accelerated or otherwise changed if, prior to the end of the Notice Period, a Participant resigns or otherwise obtains an external position or acts as an employee, consultant or independent contractor or as a sole proprietor of a business or acts as an officer, director, or partner in another public or privately held company, the Eligible Management Employee is required to notify the Employer immediately. In such case, the Termination Date will be accelerated to coincide with the calendar day immediately following the day the Eligible Management Employee resigned or otherwise obtained the position.

If a Participant is permitted by the Employer to accept, and does accept, another regular full time position with the Employer or a Participating Employer before the end of the Notice Period, the Termination Date will be cancelled and the Participant is no longer eligible to receive any Severance Benefits.

5.3 Severance Period. For Eligible Management Employees who sign and return (and do not revoke, if a Revocation Period applies) the Severance Agreement as required, the Severance Period shall commence on the Payment Commencement Date. Participants receive Severance Benefits in accordance with Article VI during the Severance Period.

In addition, if a Participant accepts another regular full time position with the Employer or Participating Employer, including a successor, after the Severance Period begins and before the date it is scheduled to end, the Participant is no longer eligible to receive any further Severance Benefits.

ARTICLE VI

Benefits

6.1 Returning Severance Agreement. An Eligible Management Employee who receives a Notice of Job Elimination becomes entitled to receive Severance Benefits only if the Eligible Management Employee returns a signed Severance Agreement to the Employer no later than the Return Date and Section 6.3 is not applicable. If a Revocation Period applies, entitlement to Severance Benefits also is conditioned upon the Eligible Management Employee not revoking (or attempting to revoke) the Severance Agreement during the Revocation Period.

6.2 Severance Benefit. Subject to Section 6.4, Eligible Management Employees who experience an involuntary Job Elimination (not For Cause) will receive Severance Benefits determined by the Employer and paid through continuation of the Employer’s normal payroll process, in accordance with the following:

(a) for the President/CEO and other Eligible Management Employees reporting directly to the President/CEO, the Employer shall award a Severance Benefit equal to two (2) weeks of continuing Compensation for each complete year of service with the Employer, except that the Severance Benefit may not be calculated using less than 26 weeks (6 months).

(b) for all other Eligible Management Employees, the Employer shall award a Severance Benefit equal to two (2) weeks of continuing Compensation for each complete year of service with the Employer.

(c) In all management Job Eliminations above, the Severance Period for any Eligible Management Employee shall not be less than two (2) weeks or exceed one (1) year (52 weeks) regardless of the length of service with the Employer.

(d) only complete years of service shall be used to determine Severance Benefits.

(e) the Employer shall award continuation of any group health and life insurance that was in effect on the Termination Date through the Severance Period in accordance with the Employer’s policies and procedures and the terms of the applicable plans.

(f) in accordance with Department of Labor Regulation 2510.3-2(b), Severance Benefits may not:

(i) be contingent on the Eligible Management Employee’s retirement;

(ii) exceed twice the Eligible Management Employee’s annual pay during the year immediately preceding the Eligible Management Employee’s Termination Date; and

(iii) be completed more than 24 months following the Eligible Management Employee’s Termination Date.

In order to receive Severance Benefits, an Eligible Management Employee must timely sign and return the Severance Agreement provided by the Employer and not revoke that Severance Agreement at any time.

6.3 Additional Provisions Related to Severance Benefits

(a) Notwithstanding anything to the contrary contained herein, the following Eligible Management Employees are not eligible to receive Severance Benefits when:

(i) the Employer becomes aware anytime after the Notice Period Date and before the end of the Severance Period, of circumstances that would have caused the Eligible Management Employee’s termination of employment For Cause,

(ii) an Eligible Management Employee has previously entered into an employment agreement with the Employer which contains a provision for the payment (or nonpayment) of Severance Benefits or payments upon termination of employment, and/or

(iii) an Eligible Management Employee whose Termination Date is accelerated pursuant to Section 5.2.

(b) Notwithstanding anything to the contrary contained or implied herein, the Employer may revoke a Participant’s Severance Agreement during any applicable Revocation Period.

6.4 Payments subject to Section 409A. Subject to the provisions in this Section 6.4, any severance payments or benefits under the offer letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under the offer letter:

(a) It is intended that each installment of the severance payments and benefits provided under the offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in the offer letter.

(c) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance payments and benefits due under the offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(ii) Each installment of the severance payments and benefits due under the offer letter that is not described in paragraph (i) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following your taxable year in which the separation from service occurs.

(d) The determination of whether and when your separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph 4, “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

(e) All reimbursements and in-kind benefits provided under the offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Plan), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f) The Company may withhold (or cause to be withheld) from any payments made under this Plan, all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

ARTICLE VII

WARN

Notwithstanding anything to the contrary contained or implied herein, in the event WARN is applicable to a Participant: (i) any Notice Period and/or Severance Benefits paid or payable to the Participant will be deemed to constitute and shall be attributed to WARN notice and/or WARN benefits; (ii) all Severance Benefits under this Plan will be reduced and/or offset by any notice, payments or benefits to which the Participant may be entitled under WARN; and (iii) all Severance Benefits under this Plan will be reduced and/or offset by any amount of paid days and/or paid benefits in lieu of notice the Participant is given or is required to be given by the Employer to satisfy its obligations under WARN. A Severance Agreement is not required for receipt of WARN benefits.

ARTICLE VIII

Funding

The benefits provided hereunder will be paid solely from the general assets of the Employer. Nothing contained or implied herein will be construed to require the Employer or the Plan Administrator to maintain any fund or segregate any amount for the benefit of any Participant, and no Participant or other person shall have any claim against, right to, or security or other interest in any fund, account or asset of the Employer from which any payment under the Plan may be made.

ARTICLE IX

Plan Administrator

9.1 Named Fiduciary. The Plan Administrator is defined in the Welfare Benefit Plan

9.2 Plan Administration. Except as otherwise provided in the Welfare Benefit Plan or this Plan:

(a) The Plan Administrator shall have sole discretion and authority to control and manage the operation and administration of the Plan.

(b) The Plan Administrator shall have complete discretion to interpret the provisions of the Plan, make findings of fact, correct errors, and supply omissions. All decisions and interpretations of the Plan Administrator made in good faith pursuant to the Plan shall be final, conclusive and binding on all persons, subject only to the claims procedure, and may not be overturned unless found by a court to be arbitrary and capricious.

(c) The Plan Administrator shall have all other powers necessary or desirable to administer the Plan, including, but not limited to, the following:

(i) To prescribe procedures to be followed by Participants in filing claims under the Plan;

(ii) To prepare and distribute information explaining the Plan to Eligible Management Employees and Participants;

(iii) To receive from the Employer, Eligible Management Employees and Participants such information as shall be necessary for the proper administration of the Plan;

(iv) To keep records of elections, claims, disbursements under the Plan, and any other information required by ERISA or the Code;

(v) To appoint individuals or committees to assist in the administration of the Plan and to engage any other agents it deems advisable;

(vi) To accept, modify or reject Participant elections under the Plan;

(vii) To promulgate any such forms to be used by Eligible Management Employees and Participants;

(viii) To prepare and file any reports or returns with respect to the Plan required by the Code, ERISA or any other laws;

(ix) To determine and enforce any limits on benefits elected hereunder; and

(x) To correct errors and make equitable adjustments for mistakes made in the administration of the Plan; specifically, and without limitation, to recover erroneous overpayments made from the Plan to a Participant, in whatever manner the Plan Administrator determines is appropriate, including suspensions or recoupment of, or offsets against, future payments due that Participant.

9.3 Delegation of Duties. The Plan Administrator may delegate responsibilities for the operation and administration of the Plan, may designate fiduciaries other than those named in the Plan, and may allocate or reallocate fiduciary responsibilities under the Plan.

9.4 Indemnification. The Plan Administrator (i.e., the Plan Administrator is not the Employer) and any delegate or agent of the Employer who is an Employee shall be fully indemnified by the Employer against all liabilities, costs, and expenses (including defense costs, but excluding any amount representing a settlement unless such settlement is approved by the Employer) imposed upon it in connection with any action, suit, or proceeding to which it may be a party by reason of being the Plan Administrator or having been assigned or delegated any of the powers or duties of the Plan Administrator, and arising out of any act, or failure to act, that constitutes or is alleged to constitute a breach of such person’s responsibilities in connection with the Plan, unless such act or failure to act is determined to be due to gross negligence or willful misconduct.

9.5 Fiduciary Duties and Responsibilities. Each Plan fiduciary shall discharge his duties with respect to the Plan solely in the interest of each Participant; for the exclusive purpose of providing benefits to such individuals and defraying reasonable expenses of administering the Plan; and in accordance with the terms of the Plan. Each fiduciary, in carrying out such duties, shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in exercising such authority. A fiduciary may serve in more than one fiduciary capacity. Unless liability is otherwise provided under Section 405 of ERISA, a named fiduciary shall not be liable for any act or omission of any other party to the extent that (a) such responsibility was properly allocated to such other party as a named fiduciary, or (b) such other party has been properly designated to carry out such responsibility pursuant to the procedures set forth above.

ARTICLE X

Claims Procedure

10.1 Claims Procedure. If a Participant or former Participant asserts a right to any benefit under the Plan that he has not received, he or his authorized representative shall file a written claim for such benefit with the Plan Administrator. If the Plan Administrator wholly or partially denies such claim, it shall provide written or electronic notice to the claimant within a reasonable period of time, but not later than 90 days after receipt by the Plan Administrator of the claim, unless the Plan Administrator determines that special circumstances require an extension of time, not to exceed 90 days, for processing the claim. If the Plan Administrator determines that an extension of time is required, it shall provide the claimant with written notice of the extension before the end of the initial 90-day period. Such notice shall describe the special circumstances requiring the extension of time and specify the date by which the Plan Administrator expects to render a benefit determination. If the Plan Administrator wholly or partially denies a claim, it shall set forth in its benefit determination, which shall be written in a manner calculated to be understood by the claimant:

(a) the specific reasons for the denial of the claim;

(b) specific reference(s) to pertinent provisions of the Plan on which the adverse benefit determination is based;

(c) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary;

(d) an explanation of the Plan’s claims review procedure, including the time limits applicable under such procedure; and

(e) a statement that the claimant has the right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

10.2 Review of Denied Claim. A Participant or former Participant whose claim for benefits is denied may request a full and fair review of the adverse benefit determination within 60 days after notification of the adverse benefit determination by the Plan Administrator. The Participant or former Participant:

(a) shall be provided a review that takes into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial determination;

(b) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and

(c) may submit written comments, documents, records and other information relating to the claim to the Plan Administrator for review.

10.3 Decision on Review. Subject to Section 2560.503-1(i)(1)(ii) of the Department of Labor regulations, a decision on review by the Plan Administrator shall be made within a reasonable period of time, but not later than 60 days after receipt by the Plan Administrator of a request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case the claimant shall be provided with written notice of the extension before the end of the initial 60-day period. Such notice shall describe the special circumstances requiring the extension and specify the date by which the Plan Administrator expects to render its decision. In no event shall the decision be rendered later than 120 days after receipt of the request for review.

10.4 Notification of Decision on Review. The Plan Administrator shall provide written or electronic notice of its decision with respect to the claimant’s appeal which shall be written in a manner calculated to be understood by the claimant. If there is an adverse benefit determination on review, the Plan Administrator’s decision shall include:

(a) the specific reasons for the adverse benefit determination;

(b) specific reference(s) to pertinent provisions of the Plan on which the adverse benefit determination is based;

(c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim;

(d) a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to receive information about any such procedures; and

(e) a statement that the claimant has the right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on review.

ARTICLE XI

Amendment and Termination

11.1 Amendment. The Employer has the right to amend the Plan at any time. Any amendment shall be by the direction of an authorized officer of the Employer or his authorized designee.

11.2 Termination. The Employer has established the Plan with the bona fide intention and expectation that it will be continued indefinitely, but the Employer is not and shall not be under any obligation or liability whatsoever to maintain the Plan for any given length of time and may, in its sole and absolute discretion, discontinue or terminate the Plan, in whole or in part, at any time by direction of an authorized officer of the Employer or his authorized designee. Participants receiving benefits upon Plan termination shall continue to be eligible for such benefits.

ARTICLE XII

Miscellaneous

12.1 Exclusive Benefit. This Plan has been established for the exclusive benefit of Eligible Management Employees.

12.2 Non-Alienation of Benefits. No benefit, right or interest of any Participant under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, seizure, attachment or legal, equitable or other process, or be liable for, or subject to, the debts, liabilities or other obligations of such person, except as otherwise required by law.

12.3 Limitation of Rights. Neither the establishment nor the existence of the Plan, nor any modification thereof, shall operate or be construed as to:

(a) give any person any legal or equitable right against the Employer except as expressly provided herein or required by law, or

(b) create a contract of employment with any Eligible Management Employee, obligate the Employer to continue the service of any Eligible Management Employee, or affect or modify the terms of an Eligible Management Employee’s employment in any way.

12.4 Governing Laws and Jurisdiction and Venue. The Plan shall be construed and enforced according to the laws of the Commonwealth of Massachusetts, to the extent not preempted by Federal law which shall otherwise control. Exclusive jurisdiction and venue of all disputes arising out of or relating to this Plan shall be in any court of appropriate jurisdiction in the Commonwealth of Massachusetts.

12.5 Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included herein.

12.6 Construction. The captions contained herein are inserted only as a matter of convenience and reference, and in no way define, limit, enlarge or describe the scope or intent of the Plan, nor in any way shall affect the Plan or the construction of any provision thereof. Any terms expressed in the singular form shall be construed as though they also include the plural, where applicable, and references to the masculine, feminine, and the neuter are interchangeable.

12.7 Titles. The titles of the Articles and Sections hereof are included for convenience only and shall not be construed as part of the Plan or in any respect affecting or modifying its provisions. Such words in this Plan as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this instrument as a whole and not merely to the subdivision in which said words appear.

12.8 Expenses. Any expenses incurred in the administration of the Plan shall be paid by the Employer.

ARTICLE XIII

Effective Date

The effective date of the Plan as set forth herein shall be January 1, 2006.

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IN WITNESS WHEREOF, the Employer has caused this instrument to be duly executed in its name and on its behalf this 31st day of December 2008.

ANALOGIC CORPORATION

By:	/s/ John J. Millerick
John J. Millerick
Senior Vice President, Chief Financial Officer and Treasurer

ATTEST:

/s/ Douglas Rosenfeld
Douglas Rosenfeld
Vice President – Human Resources